FOR IMMEDIATE RELEASE
Contact: Susan Gordon (212) 702-4309


    ICAHN SEEKS TO REPLACE CLOROX BOARD AND COMMENCE PROCESS TO SELL CLOROX

                ICAHN AFFILIATES WILL BACK STOP THE SALE PROCESS
                      WITH $78.00 PER SHARE BUY OUT OFFER

          THE OFFER WILL NOT BE SUBJECT TO DUE DILIGENCE OR FINANCING


New York, New York - August 30, 2011 - Carl Icahn announced today that, if elected, he expects the slate of directors that he nominated for the Clorox 2011 annual meeting to immediately commence a comprehensive auction process to sell the company. Icahn will back stop the auction. If the auction does not result in a sale of the company at $78.00 per share or better, then Icahn will agree to acquire Clorox for $78.00 per share, at least 1/2 of which would be in cash and the remainder in registered senior unsecured notes. Mr. Icahn's bid would not be subject to financing or due diligence. However, other bona fide bidders will be allowed to conduct due diligence. The transaction would be subject to the approval of the new Clorox board acting in accordance with its fiduciary obligations and receipt of a fairness opinion from a nationally recognized independent investment banker and will be voted on by the Clorox shareholders.

Carl Icahn stated, "The Clorox shareholders should have the right to decide for themselves whether to accept my bid or a better bid which I believe will be forthcoming from the sale process."

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES AND THE OTHER PARTICIPANTS THERETO FROM THE STOCKHOLDERS OF THE CLOROX COMPANY FOR USE AT ITS 2011 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL
CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE CLOROX COMPANY AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.